LAW OFFICE OF ANDREW COLDICUTT
1220 Rosecrans Street, PMB 258
San Diego, CA 92106
p. 619.228.4970 f. 619.564.8753
e. Andrew@ColdicuttLaw.com

November 26, 2012
Technology Applications International Corporation
18851 N.E. 29th Avenue, Suite 700,
Adventura, Florida, 33180

Re: Registration Statement on Amendment No.2 to Form S-1/A for Technology Applications International Corporation (the "Company") Registration for Sale of up to 6,000,000 Shares of Common Stock by the Company and Registration for Sale of up to 13,478,000 Shares of Common Stock by the Existing Shareholders.

Dear Sirs:

This Firm has acted as counsel to the Company for the rendering this opinion in connection with the Registration Statement on Form S-1 and the Prospectus included therein, (collectively the "Registration Statement") which is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to the  registration  and proposed sale of up to 6,000,000 shares (the “Shares”) of common stock par value $0.001 per share, of the Company, which are the underlying shares for the offering of 3,000,000 Units (the “Units” or “Unit”), with each Unit being comprised of one share of the Company’s Common Stock and one Common Stock Purchase Warrant (“S-1 Warrant”) to purchase an additional one share of common stock of the Company at an exercise price of $1.50 for a period of one (1) year from the issuance of the warrant, in a self-underwritten, best efforts basis primary public offering by the Company, as enumerated in the Registration Statement, at a price of $1.00 per Unit, and 13,478,000 shares of the Company’s Common stock (with the “Offered Shares” the “Registered Shares”) to be offered for sale by the existing shareholders of the Company including, (i) up to 100,000 shares that were previously issued for the purchase of equipment, pursuant to a purchase agreement dated August 26, 2010; (ii) up to 11,318,000 shares that were previously issued for the cancelation of debt; (iii) up to 1,030,000 shares of common stock previously issued at a price of $0.50 per share in connection with a private placement that closed on June 30, 2012; [collectively (i), (ii), (iii), are the “Purchased Shares”], (iv) up to 1,030,000 shares (the “Class A Warrants”) of common stock issuable upon the exercise of outstanding investor’s Class A Warrants at an exercise price of $1.00 per warrant that were previously issued to in connection with the private placement that closed on June 30, 2012.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the Units, that consist of one share of common stock and a S-1 Warrant, the Purchased Shares, and the Class A Warrants and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Law Office of Andrew Coldicutt, 1220 Rosecrans Street, PMB 258 San Diego, CA 92106	1/2

Based upon and subject to the foregoing, it is our opinion that: (i) the Purchased Shares have been duly authorized, are validly issued, fully paid and non-assessable; (ii) when issued and delivered against payment therefore upon the due exercise of the Class A Warrants in accordance with the provisions thereof, such Class A Warrant Shares will be validly issued, fully paid and non-assessable shares of common stock; (iii) that when issued and delivered against payment, all of the Units that consist of one share of Common  Stock of the Company and the S-1 Warrant Shares to be sold under the Form S-1 will be validly issued, fully paid and non-assessable; and, (iv) that when issued and delivered against payment therefore upon the due exercise of the S-1 Warrants in accordance with the provisions thereof, such S-1 Warrant Shares will be validly issued, fully paid and non-assessable shares of common stock.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the Florida Statutes of the State of Florida, including all applicable provisions of the Florida Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very Truly Yours,

/s/ Andrew Coldicutt
Andrew Coldicutt

Law Office of Andrew Coldicutt, 1220 Rosecrans Street, PMB 258 San Diego, CA 92106	2/2